INTELLECTUAL PROPERTY LICENSE AGREEMENT

            THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”) is entered into effective as of the 5th day of August, 2019 (the "Effective Date") between Critical Mass Industries LLC, a Colorado limited liability company (“Licensee”), and Good IPCO, a Colorado limited liability (“Licensor”), sometimes hereinafter referred to singularly as a “Party,” and collectively as the “Parties.”

            WHEREAS, Licensor is the rightful license owner of certain intellectual property and rights pertaining to the BOSM Labs and Good Meds brands, company know-how and other products (as more fully defined below, the “IP”); and

            WHEREAS, Licensor desires to grant to Licensee, and Licensee desires to obtain from Licensor, a revocable, non-transferable, non-exclusive, limited license to use the IP within the state of Colorado, subject to the terms and conditions of this Agreement.

            NOW, THEREFORE, in consideration of the mutual promises, covenants and undertakings cited herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

            1.1        “IP” means (i) all patents, trade names, copyrights, design rights, trade secrets, trademarks, word marks, service marks, design marks, certification marks, know-how, unique and innovative uses of an existing invention and marks or other designations of origin, whether or not protected by patent, copyright, trademark, trade secrets or similar law, and all other intellectual property rights and marks owned, held, controlled or otherwise utilized with permission by Licensor pertaining to the BOSM Labs and Good Meds brands, the BOSM Labs and Good Meds internet addresses, company standard operating procedures, company enterprise resource planning system and company intranet exclusively within the Licensed Territory, regardless of whether such marks are registered with any state or federal agency, (ii) all intellectual property and rights pertaining to the BOSM Labs and Good Meds brands exclusively within the Licensed Territory with respect to names, branding, logos and websites, and (iii) all other intellectual property, proprietary, and attendant rights associated therewith.

            1.2        “Licensed Territory” means the entire State of Colorado.

ARTICLE II
GRANT OF LICENSE; TERMS OF USE; EARLY TERMINATION

            2.1.        Grant. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee a revocable, non-transferable, non-exclusive, limited license to use the IP in connection with Licensee’s business activities exclusively within the Licensed Territory (hereinafter, the “License”). The parties agree that all or part of the IP may be licensed to one or more additional persons or entities by Licensor without any notice to or permission of Licensee, and that Licensee shall have no recourse in any such event.

            2.2        Terms of Use. Licensee is permitted to use the IP only in connection with its business operations exclusively within the Licensed Territory. The License shall be immediately revoked if Licensee utilizes or attempts to utilize any of the IP in connection with any business dealings outside the scope of this Agreement or outside the Licensed Territory. The License commences on the Effective Date, and expires five (5) years thereafter unless (i) this Agreement is terminated earlier in accordance with Section 2.4 or 10.2 or (ii) the Parties sign a separate written agreement to extend the duration of the License. In the event of the termination or expiration of this Agreement, all rights granted hereunder to Licensee shall terminate. Licensee shall strictly comply with all standards of use for the IP established by the Licensor and shall at all times display appropriate trademark and copyright notices as instructed by Licensor. If requested by Licensor, product packaging, media advertising, printed materials and electronic documents in which the IP is used shall be submitted to Licensor for approval before use and may not be distributed or used in any manner without the prior written approval of Licensor. During the term of this Agreement and thereafter, Licensee shall not do anything that will in any manner infringe, impeach, dilute or lessen the value of any of the IP or the goodwill associated therewith, or that will tend to prejudice the reputation of the Licensor or the sale of any products incorporating, or produced using, the IP. Licensee agrees to assist and cooperate with Licensor in protecting, defending and registering the IP. Licensee will immediately notify Licensor in writing of any infringement of or challenges to the IP which come to Licensee's attention.

            2.3.        Ownership of IP. Nothing contained herein shall be construed as an assignment or grant to Licensee of any title or ownership interest in or to the IP, and the Parties agree that the IP is the sole and exclusive property of the Licensor. Licensee shall not acquire any right, title or interest in any of the IP and Licensee hereby irrevocably assigns and transfers to Licensor any right, title and interest that it may acquire in any of the IP as a result of the exercise of its rights under this Agreement. All advertising, artwork, designs and derivative works involving the IP, or any reproduction thereof, shall, notwithstanding their invention or use by Licensee, be and remain the property of Licensor; provided, however that such items shall become part of the IP, and Licensee shall be entitled to use them to the extent permitted by this Agreement.

            2.4 .        Early Termination.

                          (a)        With Cause. This Agreement may be immediately terminated for cause by either Party in the event a material breach hereof by the other Party continues uncured for a period of thirty (30) days, in the case of a non-monetary breach, or five (5) days, in the case of a monetary breach, after notice thereof to the breaching Party. In the event Licensee terminates this Agreement with cause, Licensee shall be entitled to receive a refund of the any installment of the License Fee paid to Licensor during the thirty (30) day period following notice of such breach from Licensee to Licensor. In the event Licensor terminates this Agreement with cause, Licensee shall pay the full amount of the License Fee due and owing to Licensor through the date of termination.

                          (b)        Without Cause. This Agreement may be terminated without cause by either Party upon not less than sixty (60) days written notice to the other Party. In the event either Party terminates this Agreement without cause, there will be no refund of any License Fees paid to Licensor through the date of termination, and Licensee is obligated to pay the full amount of the License Fee due and owing to Licensor through the date of termination.

ARTICLE III
SUBLICENSING

            3.1.        No Sublicensing without Consent. Licensee is not permitted to sublicense any of the rights it obtains under the License without the prior written consent of Licensor.

ARTICLE IV
LICENSE FEE; PAYMENTS

            4.1.        License Fee. Licensee shall pay Licensor a "License Fee" in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) per month. Each installment of the License Fee shall be payable without setoff or deduction, without notice or demand, in advance, on or before the first day of each calendar month during the term of the License. The License Fee for any period during the term of the License which is for less than one full month shall be prorated based upon the actual number of days of the month involved. The License Fee shall be paid at Licensor's address, as set forth below or at such other address or addresses as Licensor may from time to time designate by written notice. Any failure of Licensee to pay any installment of the Licensee Fee on or before the date such installment is due shall be deemed to be a material breach of this Agreement.

ARTICLE V
CONFIDENTIALITY

            5.1.        Confidential Information. The Parties acknowledge that as a result of the performance of this Agreement, each Party (for purposes of this Article V, the "Discloser") will have access to and will acquire other confidential information of the other Party (for purposes of this Article V, the "Recipient").

                          (a)        For purposes of this Agreement, the term "Confidential Information" includes, without limitation, financial information, client, potential client and contacts lists, methods of doing business, materials, inventions, discoveries, ideas, processes, know-how, competitive bid data, prices paid or received for goods or services purchased or sold, price lists, marketing information, business plans and strategies, product plans, products, services, developments, processes, designs, drawings, methods, techniques, trade secrets, all information generated by Discloser that is marked as "copyright," "trademark," "confidential," "secret," or "registered", any other data where the information might be used to the detriment of Discloser and/or its clients or potential clients, branding strategies, logistics, manufacturing processes, packaging methodologies, all other intangibles associated with the IP that are not known or readily knowable by the general public and all notes, analyses, compilations, studies and other documents, whether prepared by Recipient or others which contain or reflect such information. Confidential Information does not include information that (A) at the time of disclosure by Discloser to Recipient, was published or known publicly or was otherwise in the public domain, (B) after disclosure by Discloser to Recipient, is published or becomes publicly known or otherwise in the public domain other than as a result of a breach of this Agreement, or (C) was disclosed to Recipient in good faith by a third party who was not, and is not, under any obligation of confidence or secrecy to Discloser, or its clients or prospective clients at the time of such disclosure.

                          (b)        Recipient acknowledges that (A) the Confidential Information is the sole property of Discloser, (B) disclosure thereof to any third party would cause substantial loss to the goodwill of Discloser, (C) disclosure thereof is being made by Discloser to Recipient only because of the agreement of Recipient to the restrictions contained herein, (D) absent such restrictions, the knowledge of Recipient of these matters would enable Recipient to compete with Discloser in a manner likely to cause Discloser irreparable harm, and (E) disclosure of such matters by Recipient would likewise cause such harm.

            5.2.        Protection of Confidential Information.

                          (a)        During the term of this Agreement and thereafter Recipient shall (i) hold the Confidential Information in strict confidence, (ii) exercise reasonable precautions to preserve the confidentiality of the Confidential Information with no less care than Recipient uses to protect and preserve its own confidential information, (iii) not disclose the Confidential Information to any third party without Discloser's prior written consent and (iv) not use the Confidential Information for the benefit of any person other than Discloser. Except as necessary to perform Recipient's duties and responsibilities under this Agreement, Recipient shall not copy or duplicate any of the Confidential Information. In the event that any unauthorized disclosure of any Confidential Information shall occur as a result of Recipient's actions or inactions, Recipient shall immediately notify Discloser in writing of the disclosure and the circumstances surrounding such disclosure.

                          (b)        Notwithstanding the foregoing, Discloser acknowledges that Recipient may, in its ordinary course of business, be required to disclose all or a portion of the Confidential Information in Recipient's possession to employees, agents, or independent contractors performing work for Recipient (each a "Representative"). Recipient agrees that any such disclosure shall be limited in scope to the extent commercially practicable, and Discloser agrees that any such disclosure, properly limited in scope and content, shall not constitute a violation of this provision or breach of this Agreement. Recipient further agrees that prior to any such disclosure, Recipient shall enter into an agreement with the Representative which subjects the Representative to restrictions on use and disclosure of the Confidential Information at least as stringent as set forth herein. The Parties acknowledge that disclosure of the Confidential Information as required pursuant to any local, state, or federal statute, regulation, or other law, or by order of any court of competent jurisdiction or decree of any governmental agency (but only after Recipient has provided Discloser with reasonable notice and opportunity to take action against any legally required disclosure) shall not constitute a breach of this Agreement.

            5.3.        Delivery of Confidential Information to Discloser on Termination. Recipient shall deliver all of the Confidential Information in Recipient's possession to Discloser upon the termination of this Agreement, or at any time upon Discloser's request, together with Recipient's written certification of compliance with this Section 5.3.

            5.4.        Protections Cumulative. The Parties agree and acknowledge that the protections set forth in this Article V shall be cumulative with and not in place of any protections of Confidential Information set forth in any other agreement between the Parties.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

            6.1.        Licensor’s Representations and Warranties to Licensee. Licensor represents and warrants that (i) Licensor has the full right and authority to enter into this Agreement and to grant the License, (ii) Licensor is the owner of the IP, (iii) to the best of Licensor’s knowledge, the License granted hereunder does not infringe upon or violate the rights of any third parties, (iv) Licensor has no agreements with any third party or any commitments or obligations which conflict in any way with its obligations under this Agreement, (v) no claim by any third party contesting the validity, enforceability, use or ownership of any of the IP has been made against Licensor or, to the present knowledge of Licensor, is threatened, and (vi) Licensor has not received any notice of, nor to the present knowledge of Licensor, are there any facts which indicate to Licensor a likelihood of any infringement or misappropriation by, or conflict with, any third party with respect to the IP.

            6.2.        Licensee’s Representations and Warranties to Licensor. Licensee represents and warrants that (i) Licensee has the full right and authority to enter into this Agreement and to receive the grant of the License, (ii) the License granted hereunder does not infringe upon or violate the rights of any third parties, to the best of Licensee’s knowledge, (iii) Licensee has no agreements with any third party or any commitments or obligations which conflict in any way with its obligations under this Agreement, and (iv) Licensee has not received any notice of, nor to the present knowledge of Licensor, are there any facts which indicate to Licensee a likelihood of any infringement or misappropriation by, or conflict with, any third party with respect to the IP.

ARTICLE VII
INDEMNIFICATION

            7.1.        Indemnification of Licensor. Licensee agrees to defend, indemnify and hold harmless Licensor and its officers, directors, employees, shareholders, members, managers, agents and representatives from, in respect of, and against any and all claims, losses and liabilities (including, without limitation, reasonable attorney’s fees and disbursements), judgments, damages, demands, lawsuits or similar actions or proceedings brought against or otherwise negatively impacting Licensor (each, a “Licensor Claim”) arising out of (i) the breach of any of Licensee’s representations, warranties or covenants hereunder, or (ii) Licensee's gross negligence or willful misconduct. Licensor agrees to notify Licensee, within a reasonable time after it receives notice of any Licensor Claim, and Licensee shall promptly assume Licensor’s defense thereof, through counsel of Licensor’s choosing. Licensee shall have the right to participate in the defense of any Licensor Claim that includes Licensee as a named party, using counsel of its choosing and at its expense. The settlement of any Licensor Claim must be approved in writing and in advance by Licensor.

            7.2.        Indemnification of Licensee. Licensor agrees to defend, indemnify and hold harmless Licensee and its officers, directors, employees, shareholders, members, managers, agents and representatives from, in respect of, and against any and all claims, losses and liabilities (including, without limitation, reasonable attorney’s fees and disbursements), judgments, damages, demands, lawsuits or similar actions or proceedings brought against or otherwise negatively impacting Licensee (each, a “Licensee Claim”) arising out of (i) the breach of any of Licensor’s representations, warranties or covenants hereunder, or (ii) Licensor's gross negligence or willful misconduct. Licensee agrees to notify Licensor, within a reasonable time after it receives notice of any Licensee Claim, and Licensor shall promptly assume Licensee’s defense thereof, through counsel of Licensee’s choosing. Licensor shall have the right to participate in the defense of any Licensee Claim that includes Licensor as a named party, using counsel of its choosing and at its expense. The settlement of any Licensee Claim must be approved in writing and in advance by Licensee.

ARTICLE VIII
DISCLAIMER; LIMITATION OF LIABILITY

            8.1        Disclaimer by Licensor. THE IP AND RELATED CONFIDENTIAL INFORMATION ARE PROVIDED “AS IS.” ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, ARE HEREBY DISCLAIMED BY LICENSOR, INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, TITLE, DESIGN, ACCURACY AND PERFORMANCE, AND ANY IMPLIED WARRANTY AGAINST INTERFERENCE WITH ENJOYMENT.

            8.2        Limitation of Liability. IN NO EVENT SHALL EITHER PARTY (INCLUDING EACH OF ITS AFFILIATES, SUCCESSORS, ASSIGNS, OFFICERS, DIRECTORS, MANAGERS, OWNERS, LICENSEES, CUSTOMERS AND AGENTS) BE LIABLE TO THE OTHER FOR THE PAYMENT OF ANY CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES, OR LOST PROFITS, BUSINESS OR REVENUE, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 8.2 DOES NOT LIMIT EITHER PARTY’S INDEMNITY AND DEFENSE OBLIGATIONS UNDER ARTICLE VII HEREIN.

ARTICLE IX
ASSIGNMENT; RELATIONSHIP OF PARTIES

            9.1        Limitation on Assignment. Neither Party may assign any right or obligation under this Agreement, other than the right to receive money, to any person, or entity, other than its parent or subsidiary companies, without the express written consent of the other Party.

            9.2        Party Relationship. Nothing herein shall be construed to create a relationship between Licensee and Licensor in the nature of partnership profit-sharing, company, joint venture, principal/agent, employment or any other relationship that might impose liability on either Party for the other Party's past, present or future debts, liabilities, obligations, acts or omissions.

ARTICLE X
MISCELLANEOUS

            10.1    Governing Law, Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts to be performed entirely within such state. The District Court for the City and County of Denver shall have exclusive jurisdiction, including in personam jurisdiction, and shall be the exclusive venue for any and all controversies and claims arising out of or relating to this Agreement.

            10.2    Bankruptcy. Each Party shall have the right, on five (5) days written notice to the other, to terminate this Agreement in the event of any of the following: (i) the other Party files a petition in bankruptcy, or is adjudicated bankrupt, (ii) a petition in bankruptcy is filed against the other Party and is not dismissed within sixty (60) days thereof, (iii) the other Party becomes insolvent, (iv) the other Party makes an assignment for the benefit of creditors, or files a petition or other relief under or pursuant to any federal or state bankruptcy, insolvency, or reorganization statute or procedure, or (v) a custodian, receiver or trustee is appointed for the other Party in any bankruptcy or related proceeding, and such receivership is not discharged within sixty (60) days thereafter.

            10.3    Entire Agreement. This Agreement is the final integration of the agreement between the Parties with respect to the matters covered by it and supersedes any prior understandings or agreements, oral or written, with respect thereto.

            10.4    Modification, Waiver. This Agreement may not be modified or supplemented except by written instrument signed by the Parties. No action or failure to act by either Party shall be deemed to be a waiver unless such waiver is expressly set forth in writing. No waiver of any default or breach of any agreement or provision herein contained shall be deemed a waiver of any other default or breach thereof or of any other agreement or provision herein contained.

            10.5    Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason: (i) such invalidity or unenforceability shall not affect any other provision of this Agreement, (ii) the remaining terms, covenants and conditions hereof shall remain in full force and effect and (iii) any court of competent jurisdiction may so modify the objectionable provision as to make it valid and enforceable.

            10.6    Headings. Headings of articles, sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

            10.7    External Circumstances. No Party shall be considered in default or be liable to the other Party for any delay in performance or non-performance (except with respect to an obligation to pay money) caused by circumstances beyond the reasonable control of such Party, including but not limited to acts of God, explosion, fire, flood, war, whether or not declared, accident, labor strike or labor disturbances, terrorist activities, inability to procure supplies from third party vendors, sabotage, orders or decrees of any court, or actions of any government authority.

            10.8    Surviving Obligations. All obligations under this Agreement that are continuing in nature shall survive the termination or conclusion of this Agreement.

            10.9    Rules of Construction. The Parties have had the opportunity to retain independent legal and financial counsel with respect to the negotiation of this Agreement. They have independently, separately, and freely negotiated each and every provision of this Agreement as if all Parties drafted it, and therefore, waive any statutory or common-law presumption that would serve to have this document construed in favor of, or against, any Party.

            10.10  Mediation. If any dispute, claim or controversy arises out of or relates to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, and if such dispute cannot be settled through negotiation, the Parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resulting to litigation. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, that cannot be resolved by mediation within thirty (30) days may be finally resolved by litigation. This mediation provision shall not limit a Party from seeking or a court from granting a temporary restraining order, preliminary injunction or other injunctive relief with respect to an alleged breach or violation of any covenant or agreement contained Article V of this Agreement.

            10.11  Notice. All notices, demands and other communications to be sent by one Party to the other under this Agreement shall be in writing and shall be deemed to have been validly made, given, served and received if given or served by delivery in person to the addressee, or if sent by facsimile during normal business hours with delivery verification, or three (3) days after deposit in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed as follows:

If to Licensee:	Critical Mass, Inc.
866 Navajo Street
Denver, Colorado 80204
Attention: John Knapp

If to Licensee:	Critical Mass, Inc.
866 Navajo Street
Denver, Colorado 80204
Attention: John Knapp

            10.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument. A facsimile or other electronic copy of a signature on this Agreement shall be acceptable as and deemed to be an original signature.

[Remainder of page intentionally left blank. Signature page follows.]

            IN WITNESS WHEREOF, Licensor and Licensee have executed this Agreement effective as of the date first above written.

LICENSEE:

CRITICAL MASS INDUSTRIES, LLC
a Colorado limited liability company

By: ______________________________________________
Name: John Knapp
Title: President

LICENSOR:

GOOD IPCO LLC

By: ______________________________________________
Name: John Knapp
Title: President